Exhibit 10.41
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLORADO

SPECIAL SITUATIONS FUND III, L.P., SPECIAL SITUATIONS CAYMAN FUND, L.P., SPECIAL SITUATIONS TECHNOLOGY FUND NEW, L.P., and SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P., on behalf of themselves and others similarly situated,	Civil Action No. 1:04-cv-01006-RPM

Plaintiffs,

v.

QUOVADX, INC., LORINE R. SWEENEY, GARY T. SCHERPING, JEFFREY M. KRAUSS, FRED L. BROWN, J. ANDREW COWHERD, JAMES B. HOOVER, CHARLES J. ROESSLEIN, and JAMES A. GILBERT,

Defendants.

STIPULATION OF SETTLEMENT

          This Stipulation of Settlement dated as of January 26, 2007 (the “Stipulation”), is made and entered into pursuant to Rule 23 of the Federal Rules of Civil Procedure, and contains the terms of a settlement to the above-entitled Action. The Settling Parties entering into this Stipulation include (i) Lead Plaintiffs Special Situations Funds III, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund New, L.P., and Special Situations Technology Fund II, L.P. (“Lead Plaintiffs”), on behalf of themselves and each of the Class Members, by and through Lead Counsel, and (ii) the Defendant Quovadx, Inc. (“Quovadx”), by and through its counsel of record in the Action. The Stipulation is intended by the Settling Parties to fully, finally, and forever resolve, discharge, and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof. This Stipulation contains all of the material terms of the settlement. All capitalized terms in this Stipulation shall have the meanings specified for them herein.
I. THE ACTION
          On May 17, 2004, the Action was filed in the United States District Court for the District of Colorado as a securities class action against Quovadx. Lead Plaintiffs represent all persons and entities who acquired newly issued Quovadx common stock pursuant to a Registration Statement filed in connection with Quovadx’s exchange offer for all outstanding shares of Rogue Wave Software, Inc. (“Rogue Wave”), which acquisition occurred on December 19, 2003. The operative complaint in the Action is the First Amended Class Action Complaint filed July 26, 2005 (“Complaint”). The Complaint alleges that Quovadx violated Section 11 of the Securities Act of 1933 (the “Act”), 15 U.S.C. § 77k.
II. QUOVADX’S CONCESSIONS AND DENIALS OF WRONGDOING AND LIABILITY
          In response to Lead Plaintiffs’ Motion for Partial Summary Judgment, Quovadx did not oppose the entry of partial summary judgment on the question of liability under Section 11 of the Act, as requested in Lead Plaintiffs’ Motion for Partial Summary Judgment as to Liability, filed December 1, 2005, for filing a Registration Statement that incorporated financial statements that misstated revenue from transactions with the InfoTech Network Group (“InfoTech”). Quovadx, however, continues to deny each and all of the claims and contentions alleged by Lead Plaintiffs concerning the existence of material omissions in the Registration Statement.
          Quovadx has also conceded that the Class suffered damages, but Quovadx continues to deny the claims and contentions alleged by Lead Plaintiffs as to the amount of the Class Members’ damages.
          Nonetheless, Quovadx has concluded that further conduct of the Action would be protracted and expensive, and that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Quovadx also has taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Action. Quovadx, therefore, has determined that it is desirable and beneficial to it that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.
          This Stipulation, and any and all exhibits or documents referred to herein or therein, or any terms or representations herein or therein, or any action taken to carry out this Stipulation, are not, and shall in no event be construed or be deemed to be, evidence of, or an admission or a concession by Quovadx of any fault, liability, or damages whatsoever. Quovadx denies any and all wrongdoing of any kind, except to the extent that Quovadx has conceded liability under Section 11 for misstatements about Infotech revenue in the Rogue Wave Registration Statement. Quovadx does not concede any infirmity in the defenses it has asserted in the Action, nor are any such defenses waived. It is the intent of Lead Plaintiffs and Quovadx that this Stipulation not be used for any purpose of any kind other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release, or other theory of claim or issue preclusion or similar defense. Therefore, pursuant to this Stipulation, as ordered by this Court, and pursuant to Federal Rule of Evidence 408, any other Federal Rule of Evidence, the rules of evidence of the various states, the rules of evidence followed by any quasi-judicial bodies, including regulatory and self-regulatory organizations, and any other applicable law, rule, or regulation, the Settling Parties agree that the fact of entering into or carrying out this Stipulation, the exhibits hereto, and any negotiations and proceedings related herein, and the settlement itself, shall not be construed as, offered into evidence as, or deemed to be evidence of, an admission or concession of liability by or an estoppel against Quovadx, a wavier of any applicable statute of limitations or repose, and shall not be offered by a party hereto into evidence, or considered, in any action or proceeding against Quovadx in any judicial, quasi-judicial, administrative agency, regulatory or self-regulatory organization, or other tribunal, or proceeding for any purpose whatsoever, other than to enforce the provisions of this Stipulation or the provisions of any related agreement, release, or exhibit hereto, or in order to support a defense of res judicata, collateral estoppel, accord and satisfaction, release or other theory of claim or issue preclusion or similar defense.
III. LEAD PLAINTIFFS’ CLAIMS AND THE BENEFITS OF SETTLEMENT
          Lead Plaintiffs believe that the claims asserted in the Action have merit and that the evidence developed to date supports their claims. However, Lead Plaintiffs and Lead Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against Quovadx through trial and appeals, if any. Lead Plaintiffs and Lead Counsel have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Action, as well as the difficulties and delays inherent in such litigation.
          Lead Plaintiffs and Lead Counsel also are mindful of the potential problems of proof under and possible defenses to the securities law violations asserted in the Action. Lead Plaintiffs and Lead Counsel believe that the settlement set forth in the Stipulation confers substantial benefits upon the Class. Based on their evaluation, Lead Plaintiffs and Lead Counsel have determined that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Class.

IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT
          NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among Lead Plaintiffs (for themselves and the Class Members) and Quovadx, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Action shall be finally and fully compromised, settled, and released, and the Action shall be dismissed with prejudice, as to Quovadx, upon and subject to the terms and conditions of the Stipulation, as follows.
     1. Definitions
          As used in this Stipulation the following terms have the meanings specified below:
          1.1 “Action” means Special Situations Fund III, L.P. et al. v. Quovadx, Inc. et al., Civil Action No. 1:04-cv-01006-RPM, filed and pending in the United States District Court for the District of Colorado.
          1.2 “Administration Expenses” means reasonable fees and expenses incurred by the Claims Administrator for (1) preparation and mailing of the Settlement Notice and Claim Form, (2) receipt and adjudication of claims submitted by Claimants for compensation under this Settlement, (3) preparation of status reports to the Settling Parties, (4) preparation of tax returns for any settlement bank accounts, and (5) distribution of settlement payments to Authorized Claimants who timely submit Valid Claims.
          1.3 “Application” means the application to be filed by Lead Counsel in this Action by which they will seek an award of attorneys’ fees and reimbursement of costs incurred by them in prosecuting this Action.
          1.4 “Authorized Claimant” means any Class Member who timely signs under penalty of perjury and submits, in accordance with the requirements of the Preliminary Approval Order, a Claim Form deemed a Valid Claim by the Claims Administrator pursuant to the terms of the Stipulation.

          1.5 “Claimant” means any Class Member who files a Claim Form and Release in such form and manner, and within such time, as the Court shall prescribe.
          1.6 “Claim Form” means the Claim Form and Release portion of the Settlement Notice and Claim Form.
          1.7 “Claims Administrator” means A.B. Data, Ltd.
          1.8 “Class” means the Class certified by the Court on November 10, 2005, which consists of all persons and entities who acquired newly issued Quovadx common stock pursuant to a Registration Statement filed in connection with Quovadx’s exchange offer for all of the outstanding shares of Rogue Wave, which became effective on or about December 19, 2003. The Class does not include any present or former defendant in this action (including Former Individual Defendants, as defined below); members of the immediate family of each of the Former Individual Defendants; any person, firm, trust, corporation, officer, director, or other individual or entity in which any of the present or former defendants has a controlling interest or which is related to or affiliated with any of the present or former defendants; and the legal representatives, agents, affiliates, heirs, successors in interest, or assigns of any excluded party.
          1.9 “Class Member” or “Member of the Class” means any Person who falls within the definition of the Class set forth in Paragraph 1.8 of this Stipulation.
          1.10 “Court” means the United States District Court for the District of Colorado.
          1.11 “Defendant” means Quovadx, Inc.
          1.12 “Effective Date” of the Settlement means the first date that is three (3) business days after all the following have occurred: (a) The Court has entered an order granting final approval of the Settlement in accordance with the terms of the Stipulation; (ii) the expiration of the time to file a motion to alter or amend the Final Approval Order under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (iii) the expiration of the time in which to appeal the Final Approval Order has passed without any appeal having been taken, which date shall be deemed to be thirty-three (33) days after the entry of the

Final Approval Order, unless the date to take such an appeal shall have been extended by Court order or otherwise, or unless the thirty-third (33rd) day falls on a weekend or a Court holiday, in which case the date for purposes of this Stipulation shall be deemed to be the next business day after such thirty-third (33rd) day; and (iv) if such motion to alter or amend is filed, or if any appeal is taken, after any timely challenge to the Settlement has been finally adjudicated and rejected. For purposes of this Paragraph 1.12, an “appeal” shall not include any appeal that concerns solely the issue of Lead Counsel’s attorneys’ fees and reimbursement of expenses.
          1.13 “Fairness Hearing” means the final hearing, to be held after notice has been provided to the Class in accordance with this Stipulation, to determine whether the proposed Settlement is fair, reasonable, and adequate to Class Members and to consider whether to enter the Final Approval Order.
          1.14 “Final Approval Order” means the proposed Order Granting Final Approval to the Class Action Settlement and Entry of Final Judgment, to be entered by the Court with the provisions and in the form of Exhibit 1 attached to this Stipulation.
          1.15 “Final Claims Date” means the date that the Preliminary Approval Order establishes as the date on or before which, to meet the timing requirement for a claim to qualify as a Valid Claim, all Claim Forms must be placed in the United States Mail with first-class postage, addressed to the Claims Administrator, and postmarked by the United States Postal Service.
          1.16 “Former Individual Defendants” means Lorine R. Sweeney, Gary T. Scherping, Jeffrey M. Krauss, Fred L. Brown, J. Andrew Cowherd, James B. Hoover, Charles J. Roesselein, and James A. Gilbert.
          1.17 “Lead Counsel” means Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068, and Marc B. Kramer, Esq., A Professional Corporation, 150 JFK Parkway, Suite 100, Short Hills, New Jersey 07078.

          1.18 “Lead Plaintiffs” means Special Situations Fund III, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund New, L.P., and Special Situations Technology Fund II, L.P.
          1.19 “Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
          1.20 “Plan of Allocation” means a plan or formula of allocation of the Settlement Fund whereby the Net Settlement Fund shall be distributed to Authorized Claimants after payment of Administration Expenses, taxes and tax expenses, and such attorneys’ fees, costs, expenses and interest as may be awarded to Lead Counsel by the Court. Any Plan of Allocation is not part of the Stipulation, and Quovadx and the other Releasees shall have no responsibility therefore or liability with respect thereto. Quovadx does not and will not take any position with respect to the Plan of Allocation or such plan as may be approved by the Court, as such plan of allocation is a matter separate and apart from the Settlement between the Settling Parties, and any decision by the Court concerning the Plan of Allocation shall not affect the validity or finality of the proposed Settlement.
          1.21 “Preliminary Approval Order” means the proposed Order Granting Preliminary Approval to Class Action Settlement, to be entered by the Court with the terms and form of Exhibit 2 attached to this Stipulation.
          1.22 “Quovadx” means Defendant Quovadx, Inc.
          1.23 “Released Claims” shall mean all claims (including Unknown Claims as defined below), demands, rights, liabilities, and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted (including, but not limited to, all claims arising out of or relating to any acts, omissions, disclosures, financial statements, or statements by Quovadx, including without limitation claims for negligence, gross negligence, constructive or actual fraud, negligent misrepresentation, conspiracy, breach of duty of care, breach of duty of loyalty, fraud, breach of fiduciary duty, or violations of any state or federal statutes, rules or regulations) arising out of or relating to the acquisition by Lead Plaintiffs and other Class Members of newly issued Quovadx common stock pursuant to a Registration Statement filed in connection with Quovadx’s exchange offer for all outstanding shares of Rogue Wave. The Released Claims, however, shall not include any claims arising under Section 10(b) of the Securities Exchange Act of 1934 that are the subject of Heller v. Quovadx, Inc. et al., No. 04-cv-0665-RPM (D. Colo.)—i.e., claims that are based on investors’ purchases of Quovadx common stock on the open market during the period between October 22, 2003, and March 15, 2004.
          1.24 “Releasees” means (a) Quovadx, together with its respective predecessors and successors in interest, parents, subsidiaries, affiliates, and assigns; (b) each of Quovadx’s past, present, and future officers, directors, agents, representatives, servants, employees, attorneys, and insurers, including the Former Individual Defendants; (c) any entity in which Quovadx or one or more Former Individual Defendants have a controlling interest; and (d) any members of a Former Individual Defendant’s immediate family, or any trust of which the Former Individual Defendant is the settlor or which is for the benefit of the Former Individual Defendant’s family.
          1.25 “Settlement” means the settlement provided for in this Stipulation of Settlement.
          1.26 “Settlement Fund” means the principal amount of Seven Million Eight Hundred Thousand Dollars ($7,800,000) in cash, plus all interest earned thereon pursuant to this Stipulation.
          1.27 “Settlement Notice and Claim Form” means the proposed combined form of written notice and claim form attached hereto as Exhibit 3, to be approved by the Court and to be mailed to identifiable Class Members.

          1.28 “Settling Parties” means, collectively, Quovadx and Lead Plaintiffs on behalf of themselves and Class Members.
          1.29 “Stipulation of Settlement” or “Stipulation” means this Stipulation of Settlement and the exhibits attached hereto.
          1.30 “Summary Notice” means the proposed notice, with the terms and form of Exhibit 4 attached to this Stipulation, to be approved by the Court and to be published in accordance with this Stipulation.
          1.31 “Unknown Claims” shall mean all claims, demands, rights, liabilities, and causes of action of every nature and description which Lead Plaintiffs or any Class Member does not know or suspect to exist in his, her, or its favor at the time of the release of the Releasees which, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Releasees, or might have affected his, her, or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Lead Plaintiffs shall expressly waive, and each of the Class Members shall be deemed to have waived, and by operation of the Final Approval Order shall have waived, the provisions, rights, and benefits of California Civil Code § 1542, which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Lead Plaintiffs shall expressly, and each of the Class Members shall be deemed to have, and by operation of the Final Approval shall have, expressly waived any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code § 1542. Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiffs shall expressly fully, finally, and forever settle and release, and each Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Final Approval shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of the Final Approval Order to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.
          1.32 “Valid Claim” means a Claim Form that is timely submitted by a Claimant in accordance with the requirements of the Preliminary Approval Order, is signed under penalty of perjury by that Claimant, and contains all of the information and documentation required for that Claimant to be an Authorized Claimant. Claimants who submit a claim that is deficient in one or more respects will receive a deficiency notice from the Claims Administrator and have thirty (30) calendar days after their receipt of that notice in which to cure the deficiency. If a Claimant fails to cure the deficiency within that time, the Claims Administrator shall deem the deficient claim to be an invalid claim.
     2. The Settlement
               a. The Settlement Fund
          2.1 The principal amount of $7,800,000 in cash shall be transferred by or on behalf of Quovadx to Lowenstein Sandler PC (“Lowenstein”) on or before January 16, 2007. Failure to make full payment of the Settlement Fund shall, at Lead Plaintiffs’ sole option expressed in writing to Quovadx’s counsel, result in termination of the settlement.

          2.2 The Settlement Fund shall be held in the attorney trust account of Lowenstein. Lowenstein shall invest the Settlement Fund deposited pursuant to Paragraph 2.1 above in instruments backed by the full faith and credit of the United States Government (e.g., United States Treasury Bills) or fully insured by the United States Government or an agency thereof, and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates.
          2.3 Should Lowenstein choose at any time to place the Settlement Fund in an escrow account at a bank of its choosing, Lowenstein will first advise Quovadx of its intent and obtain Quovadx’s written consent, which shall not be unreasonably withheld.
          2.4 Lowenstein shall not disburse the Settlement Fund except as provided in the Stipulation, by an order of the Court, or with the written agreement of counsel for Quovadx.
          2.5 Subject to further order or direction as may be made by the Court, Lowenstein is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.
          2.6 The Settlement Fund held by Lowenstein shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and further order(s) of the Court.
          2.7 Promptly after payment of the Settlement Fund to Lowenstein, it may establish a “Class Notice and Administration Fund” and may initially deposit up to $200,000 from the Settlement Fund into the Class Notice and Administration Fund. The Class Notice and Administration Fund may be used by Lead Counsel to pay all costs and expenses reasonably and actually incurred in connection with providing notice to the Class, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Claim Forms, and paying escrow fees and costs, if any. The Class Notice and Administration Fund shall be invested in funds, money market accounts, or treasury reserves that are themselves invested in repurchase and reverse repurchase agreements, instruments backed by the full faith and credit of the United States Government (e.g., United States Treasury Bills), or fully insured by the United States Government or an agency thereof. In no event shall Quovadx or the other Releasees have any responsibility for or liability with respect to Lowenstein or its actions or the Class Notice and Administration Fund. Lowenstein shall hold each of Quovadx and Releasees harmless for performance of any obligation undertaken by Lowenstein pursuant to this Stipulation of Settlement.
               b. Taxes
          2.8 (a) The Settling Parties, Lowenstein, and the Claims Administrator shall treat the Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. § 1.468B-1. In addition, Lowenstein and the Claims Administrator, respectively, shall timely make such elections as necessary or advisable to carry out the provisions of this Section IV.2 of the Stipulation, including the “relation-back election” (as defined in Treas. Reg. § 1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of Lowenstein and the Claims Administrator, respectively, to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.
               (b) For the purpose of § 468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be Lowenstein and the Claims Administrator, respectively. Lowenstein and the Claims Administrator shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg. § 1.468B-2(k)). Such returns (as well as the election described in Paragraph 2.8(a) hereof) shall be consistent with Section IV.2 of the Stipulation and in all events shall reflect that all taxes (including any estimated taxes, interest, or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in Paragraph 2.8(c) below.
               (c) All (a) taxes (including any estimated taxes, interest, or penalties) arising with respect to the income earned by the Settlement Fund, including any taxes or tax detriments that may be imposed upon Quovadx or the Releasees with respect to any income earned by the Settlement Fund for any period during which the Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (“Taxes”), and (b) expenses and costs incurred in connection with the operation and implementation of Section IV.2 of the Stipulation (including, without limitation, expenses of tax attorneys or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this Paragraph 2.8) (“Tax Expenses”), shall be paid out of the Settlement Fund; in no event shall Quovadx or the Releasees have any responsibility for or liability with respect to the Taxes or the Tax Expenses. Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement Fund and shall be timely paid by Lowenstein or the Claims Administrator out of the Settlement Fund without prior order from the Court, and Lowenstein and the Claims Administrator shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. § 1.468B-2(1)(2)); neither Quovadx nor the other Releasees are responsible therefore, nor shall they have any liability with respect thereto. The Settling Parties agree to cooperate with each other and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of Section IV.2 of the Stipulation.
               (d) For the purpose of Section IV.2, references to the Settlement Fund shall include both the Settlement Fund and the Class Notice and Administration Fund and shall include any earnings thereon.

               c. Termination Of Settlement
          2.9 If for any reason the Settlement should fail to become effective, (a) the Settling Parties shall return to their respective positions in the Action as those positions existed immediately before the execution of the Settling Parties’ December 26, 2006, Memorandum of Understanding regarding this Settlement; (b) the Settlement shall be without prejudice, and none of its terms shall be enforceable, except to the extent Administration Expenses have been incurred or expended; (c) the fact and terms of this Stipulation shall not be admissible in any trial of this Action or any other action, and this and its entire contents are inadmissible for any purpose in any proceeding, and governed by Federal Rule of Evidence 408 and the parallel provisions of the evidence codes of each of the 50 States and the District of Columbia; and (d) unless otherwise ordered by Court, Lead Counsel shall direct that the Settlement Fund (including accrued interest), plus any amount then remaining in the Class Notice and Administration Fund (including accrued interest), less Administration Expenses that have either been disbursed pursuant to Paragraph 2.7 above or are determined to be chargeable to the Class Notice and Administration Fund, shall be deposited, within ten (10) calendar days after the termination or cancellation, in an account designated in writing by Quovadx.
     3. Preliminary Approval Order And Fairness Hearing
          3.1 Promptly after execution of the Stipulation, Lead Counsel shall submit the Stipulation together with its exhibits to the Court and shall apply for entry of the Preliminary Approval Order, substantially in the form of Exhibit 3 attached hereto, requesting, inter alia, the preliminary approval of the Settlement set forth in the Stipulation, the certification of the Class for settlement purposes only, approval for mailing the Settlement Notice and Claim Form (the “Notice”) substantially in the form of Exhibit 2 attached hereto, and approval of publication of the Summary Notice substantially in the form of Exhibit 4 attached hereto. The Notice shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of Lead Counsel’s Application, and the date of the Fairness Hearing.

          3.2 Lead Counsel shall request that, after notice is given to the Class, the Court hold a Fairness Hearing and approve the Settlement as set forth herein. At the Fairness Hearing, Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Application for attorneys’ fees and reimbursement of expenses.
          3.3 Quovadx shall provide, or cause to be provided, to the Claims Administrator Quovadx’s shareholder lists as appropriate for providing notice to the Class.
     4. Releases
          4.1 Upon the Effective Date of the Settlement, Lead Plaintiffs and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims against the Releasees, whether or not such Class Member executes and delivers a Claim Form.
          4.2 The Claim Form to be executed by all Claimants shall release all Released Claims against the Releasees and shall be substantially in the form contained in Exhibit 3 attached hereto.
          4.3 Upon the Effective Date, each of the Releasees shall be deemed to have, and by operation of the Final Approval shall have, fully, finally, and forever released, relinquished and discharged each and all of the Lead Plaintiffs, Class Members, and Lead Counsel from all claims (including Unknown Claims) arising out of, relating to, or in connection with the institution, prosecution, assertion, or settlement of the Action and the Released Claims.
     5. Administration And Calculation Of Claims, Final Awards, And Supervision And Distribution Of Settlement Fund
          5.1 The Claims Administrator, subject to such supervision and direction of the Court and Lead Counsel as may be necessary or as circumstances may require, shall administer, adjudicate, and calculate the claims submitted by Class Members.
          5.2 The Settlement Fund shall be applied as follows:
               (a) to pay Lead Counsel’s attorneys’ fees and expenses with interest thereon (the “Fee and Expense Award”), if and to the extent allowed by the Court;

               (b) to pay all the costs and expenses reasonably and actually incurred in connection with providing notice, locating Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to Authorized Claimants, processing Claim Forms, and paying escrow fees and costs, if any;
               (c) to pay the Taxes and Tax Expenses described in Paragraph 2.8 above; and
               (d) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, and the Court.
          5.3 As soon as reasonably practicable after the Effective Date, and in accordance with the terms of the Stipulation, the Plan of Allocation, or such further approval and order(s) of the Court as may be necessary or as circumstances may require, the Claims Administrator shall distribute the Net Settlement Fund to Authorized Claimants, subject to and in accordance with Paragraphs 5.4—5.9 below.
          5.4 Within sixty (60) days after the mailing of the Notice or such other time as may be set by the Court, each Claimant shall be required to submit to the Claims Administrator a completed Claim Form, substantially in the form contained in Exhibit 3 attached hereto, signed under penalty of perjury, and supported by such documents as are specified in the Claim Form.
          5.5 Except as otherwise ordered by the Court, all Class Members who fail to timely submit a properly completed Claim Form within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any payments pursuant to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Final Approval Order.
          5.6 The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation described in the Notice and approved by the Court. If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks, or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance that still remains in the Net Settlement Fund shall be donated to one or more Colorado-based, non-sectarian, non-profit organizations providing legal services or otherwise in the appropriate public interest as determined by Lead Counsel.
          5.7 This is not a claims-made settlement and, if all conditions of the Stipulation are satisfied and the Settlement becomes final, no portion of the Settlement Fund will be returned to the Quovadx. Quovadx and the Releasees shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes or Tax Expenses, or any losses incurred in connection therewith.
          5.8 No Person shall have any claim against Lead Counsel, the Claims Administrator, or other entity designated by Lead Counsel based on distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court. No Person shall have any claim whatsoever against Quovadx, Quovadx’s counsel, or any Releasees arising from or related to any distributions made, or not made, from the Settlement Fund.
          5.9 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the Settlement set forth in the Stipulation, and any order or proceeding relating to the Plan of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court’s Final Approval Order approving the Stipulation and the Settlement set forth therein, or any other orders entered pursuant to the Stipulation. If, however, any Class Member timely takes an appeal of the Court’s order approving the Plan of

Allocation, Lead Counsel shall not distribute the Net Settlement Fund to Authorized Claimants until such time as any appeal of or challenge to the Court’s order has been finally adjudicated and rejected. Quovadx will take no position with respect to any proposed Plan of Allocation, any such plan as may be approved by the Court, or any appeal of a Court order approving such plan.
     6. Lead Counsel’s Attorneys’ Fees And Reimbursement Of Expenses
          6.1 After the Court preliminarily approves the Settlement, Lead Counsel may submit an Application for distributions to them from the Settlement Fund for: (a) an award of attorneys’ fees; plus (b) reimbursement of actual expenses, including the fees of any experts or consultants, incurred in connection with prosecuting the Action; plus (c) any interest on such attorneys’ fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. Lead Counsel reserve the right to make additional applications for fees and expenses incurred.
          6.2 Notwithstanding the existence of any timely filed objections or potential for appeal, any cash amount approved by the Court shall be paid to Lead Counsel upon entry of an order of the Court awarding such fees and expenses, subject to Lead Counsel’s obligation to refund or pay back any such amount, plus interest, in the event that (i) the Effective Date does not occur, (ii) the judgment or order awarding fees and expenses is reversed or modified, or (iii) the Settlement is canceled or terminated for any reason. In the event that Lead Counsel becomes obligated to repay all or some of their attorneys’ fees or expenses, Lead Counsel shall, within ten (10) business days after receiving notice from Quovadx’s counsel or from a court of appropriate jurisdiction, refund to the Settlement Fund such amount of fees or expenses (or both) previously paid to Lead Counsel from the Settlement Fund, plus interest thereon at the same rate as earned on the Settlement Fund, that is consistent with the court order reversing or modifying the Settlement or the award of fees and expenses. If Lead Counsel fails to repay any such refund to the Settlement Fund within the time provide above, Lead Counsel will be obligated to reimburse

Quovadx all reasonable attorneys’ fees and costs incurred by Quovadx in seeking to recover the funds owed by Lead Counsel.
          6.3 Quovadx shall take no position with respect to Lead Counsel’s Application for Court approval of a payment of Lead Counsel’s attorneys’ fees and expenses, so long as such Application requests attorneys’ fees in an amount that does not exceed 25 percent of the amount of the Settlement Fund and reimbursement of reasonable expenses incurred by Lead Counsel in the prosecution of this Action in an amount not to exceed $250,000.
          6.4 The amount of any such award of attorneys’ fees and reimbursement of expenses is a matter separate and apart from the Stipulation and Settlement between the Settling Parties, and any decision by the Court concerning the award of attorneys’ fees and expenses shall not affect the validity or finality of the proposed Settlement, as such matters are not the subject of any agreement between the Settling Parties other than as set forth above.
          6.5 Quovadx and the Releasees shall have no responsibility for or liability with respect to any payment of attorneys’ fees and expenses to Lead Counsel that the Court may make in this Action.
     7. Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination
          7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:
               (a) Quovadx has timely made its contribution to the Settlement Fund as required by Paragraph 2.1 above;
               (b) Quovadx has not exercised its option to terminate the Stipulation pursuant to Paragraph 7.5 below;
               (c) the Court has entered the Preliminary Approval Order, as required by Paragraph 3.1 above;
               (d) the Court has entered the Final Approval Order, as required by Paragraph 1.12 above; and

               (e) either the times for challenging the Final Approval Order and Settlement in the trial court or on appeal have expired, or any timely challenge or appeal has been finally adjudicated and rejected, as required by Paragraph 1.12 above.
          7.2 Upon the occurrence of the Effective Date, any and all remaining interest or right of Quovadx in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in Paragraphs 1.12 and 7.1 above are not met, then the Stipulation shall be canceled and terminated subject to Paragraph 7.4 below, unless Lead Plaintiffs and Quovadx mutually agree in writing, within thirty (30) calendar days of their receipt of notice of any failed condition, to proceed with the Stipulation and Settlement.
          7.3 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action immediately prior to the Settling Parties’ execution of their December 26, 2006, Memorandum of Understanding. In such event, the terms and provisions of the Stipulation, with the exception of Paragraphs 2.8, 2.9, 7.3—7.5 hereof, shall have no further force or effect with respect to the Settling Parties and shall not be used in this Action or in any other proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated nunc pro tunc. No order of the Court, or modification or reversal on appeal of any order of the Court, concerning either (a) the Plan of Allocation or (b) the amount of any attorneys’ fees, costs, expenses, and interest awarded to Lead Counsel shall constitute grounds for cancellation or termination of the Stipulation.
          7.4 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither Lead Plaintiffs nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Class Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Class Notice and Administration Fund pursuant to Paragraph 2.7 above at the time of such termination or cancellation, but which have not been paid, shall be paid by Lowenstein or the Claims

Administrator in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with Paragraph 2.8 above.
          7.5 If, prior to the Fairness Hearing, the aggregate number of newly issued shares of Quovadx common stock acquired in the Rogue Wave exchange offer by Persons who would otherwise be Members of the Class, but who request exclusion from the Class, exceeds the sum specified in a separate “Supplemental Agreement” between the Settling Parties, Quovadx shall have, in its sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will be filed with the Court under seal.
          7.6 If a case is commenced in respect to Quovadx under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of Quovadx to be a preference, voidable transfer, fraudulent transfer, or similar transaction, then the release given and judgment entered in favor of Quovadx pursuant to this Stipulation shall be null and void.
          7.7 Quovadx warrants and represents that it is not “insolvent” within the meaning of 11 U.S.C. § 101(32) as of the time this Stipulation is executed and as of the time any payments are transferred or made as required by this Stipulation.
     8. Miscellaneous Provisions
          8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their reasonable best efforts to accomplish the foregoing terms and conditions of the Stipulation.
          8.2 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action. The Settlement compromises claims that are contested, and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense.
          8.3 The Final Approval Order will contain a statement that during the course of the Action, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the Action was filed in good faith and in accordance with Federal Rule of Civil Procedure 11, that the amount of the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and that the Settling Parties voluntarily reached the Settlement after consultation by each Settling Party with its competent legal counsel.
          8.4 Quovadx may issue a press release announcing the Settlement, but in doing so may not contradict the terms of this Stipulation. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Action was brought or defended in bad faith or without a reasonable basis.
          8.5 Neither the Stipulation nor the Settlement provided therein, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of Quovadx or the Releasees; or (b) is or may be deemed to be, or may be used as an admission of, or evidence of, any fault or omission of Quovadx or the other Releasees in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Quovadx and the other Releasees may file the Stipulation and Final Approval Order in any action that may be brought against one or more of them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, any other theory of claim preclusion or issue preclusion, or similar defense or counterclaim.
          8.6 Lead Plaintiffs and Lead Counsel agree to assume the lead role in defending the Settlement against any objection filed by a Member of the Class, and defending any appeal taken by an objecting Class Member. The Settling Parties acknowledge that this

Paragraph 8.6 is intended to minimize the amount of defense attorneys’ fees and expenses incurred by Quovadx after the date of execution of this Stipulation, and that this Paragraph 8.6 shall be construed and applied to accomplish that intent.
          8.7 All agreements made and orders entered during the course of the Action relating to the confidentiality of discovery or other information shall survive this Stipulation.
          8.8 All of the exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.
          8.9 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.
          8.10 The Stipulation and the exhibits attached hereto constitute the entire agreement among the Settling Parties and no representations, warranties, or inducements have been made to any party concerning the Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. Except as otherwise provided herein, each Settling Party shall bear its own costs.
          8.11 Lead Counsel, on behalf of the Class, are expressly authorized by Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Class pursuant to the Stipulation to effectuate the Settlement’s terms, and also are expressly authorized to enter into any modification or amendment to the Stipulation on behalf of the Class that Lead Counsel deem appropriate.
          8.12 Each counsel or other Person executing the Stipulation on behalf of any Settling Party hereby warrants that such Person has the full authority to do so.
          8.13 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.
          8.14 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

          8.15 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation. The Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation.
          8.16 The Stipulation shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of Colorado, and the rights and obligations of the Settling Parties shall be construed and enforced in accordance with, and governed by, the substantive laws of the State of Colorado without giving effect to that State’s choice-of-law principles.
          IN WITNESS WHEREOF, the parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys dated as of January 26, 2007.

APPROVED:

Counsel for Lead Plaintiffs and the Class:

By:	/s/ Lawrence M. Rolnick

Lawrence M. Rolnick, Esq.
LOWENSTEIN SANDLER PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Fax: (973) 597-2469
Email: lrolnick@lowenstein.com

By:	/s/ Marc B. Kramer

Marc B. Kramer, Esq.
A Professional Corporation
150 JFK Parkway, Suite 100
Short Hills, New Jersey 07078
Telephone: (973) 847-5924
Email: marcbkramer@cs.com

Counsel for Quovadx:

By:	/s/ Michael T. Williams

Michael T. Williams
WHEELER TRIGG KENNEDY LLP
1801 California Street, Suite 3600
Denver, Colorado 80202
Telephone: (303) 244-1800
Fax: (303) 244-1879
Email: williams@wtklaw.com

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